Exhibit 10.1

CONTRACT OF EMPLOYMENT

Entered into between:

FNDS3000 Corp, a US corporation registered in Delaware and headquartered in

Jacksonville, Florida

(Herein after referred to as “FNDS3000”)

And

Robert Klein

(Herein after referred to as “Klein”, and together “the Parties”)

1.	Background

Klein, a Swiss national, has for some time been working as an executive of ISMLTD and with a US L1 work Visa permitting him to be resident in the USA and to perform work for ISMLTD. ISMLTD is closely connected with FNDS3000, and Klein has provided services to FNDS3000 as part of a contractual relationship between the two corporations. Klein’s efforts have been for the benefit of the US entity. The Parties now wish to take the relationship to the next stage, whereby Klein will cease most activities with ISMLTD, and take employment with FNDS3000. This employment is taken in the USA, but Klein understands and agrees that he will, as soon as is practicable, be internally transferred to support the South African operations of FNDS3000. The date of such internal transfer will be agreed between the Parties. This agreement defines the specifics of his employment as an internal transferee temporarily located within South Africa.

2.	Commencement

This contract will begin on September 1 2010 and continue until terminated as set out in clause 5.

3.	Title and Role

Klein will be designated as “Chief Executive Officer, South Africa”, and will report to such executive as the Chief Executive Officer of FNDS3000 Corp shall from time to time designate. Klein will have full executive authority over staff and actions in South Africa. He will also work in coordination with other executives and staff in the company, including, without limitation, the Executive Vice President for Europe, the Middle East and Africa, the Chief Financial Officer and the Executive Vice President for Strategy and Planning.

4651 Salisbury Road, Suite #485

Jacksonville, FL 32256

Phone 904-273-2702 — Fax 904-273-7231 — www.FNDS3000.com

4.	Place of Work

To the extent instructed, Klein will be required to work at the principal US locations of FNDS3000 in Jacksonville Florida and Atlanta, Georgia. As from the agreed date of internal transfer, Klein will be required to perform duties at the offices of FNDS3000 in South Africa. However the company may from time to time require that Klein carries on his employment duties at premises or places other than the company’s offices, including if required the aforementioned US locations.

5.	Term of Employment

It is recognized by Klein and FNDS3000 that the intention will be to recruit and develop a South African CEO, and that Klein’s employment is by its nature temporary. At the time of this contract Klein’s employment is expected to end December 31 2011, subject to revision by mutual agreement.

6.	Salary

Klein will total receive a gross annual package of US $200,000, subject to review from time to time by FNDS3000, in its sole discretion. Monthly salary will be paid by means of a direct bank deposit on the 25th of each month

7.	Temporary Living Costs.

In recognition that Klein’s residence in South Africa is temporary, that he will maintain at least one home in another country or countries, and that his assignment to South Africa incurs a duplication of the expenses of living, FNDS3000 will provide several facilities usual in such situations, such as temporary housing, transportation and schooling costs. FNDS3000 will also provide one return air trip per year, coach class or equivalent cost, for Klein and his family. The arrangements for such facilities and limitations will be agreed from time to time between FNDS3000 and Klein.

8.	Governmental Programs.

FNDS3000 will also contribute to South African governmentally-required programs to the extent required by law and/or regulation and as agreed from time to time between Klein and FNDS3000.

9.	Medical Insurance

FNDS3000 will procure that Klein and his family benefit from comprehensive medical insurance, and the Parties will separately agree whether this is best arranged by an individual policy, by coverage under the existing programs in the South African operations of FNDS3000 or a combination of the two.

10.	Hours of Work

Klein has a role carrying high executive responsibilities. He will be required to work the hours necessary to perform this executive function and this will often include work outside of normal office hours. Klein will not be eligible for overtime payment, and will be required to manage his own hours.

11.	Public Holidays

Klein will be entitled to all South African official public holidays on full pay.

4651 Salisbury Road, Suite #485

Jacksonville, FL 32256

Phone 904-273-2702 — Fax 904-273-7231 — www.FNDS3000.com

12.	Annual Leave

Klein will entitled to 20 working days leave per annum. Such leave is to be taken at a time convenient to FNDS3000.

13.	Sick Leave

During every sick leave cycle of 36 months Klein will be entitled to 30 working days sick leave.

During the first six months of employment Klein will be entitled to one day’s paid sick leave for every 26 days worked.

Klein is required to advise FNDS3000 by 10am on the first day of any absence.

A leave form is required to be completed for periods of sick leave and must be completed on your first day of return to duty.

14.	Other forms of leave

Klein may be entitled to other forms of leave as laid down in the Basic Conditions of Employment Act and as per the company leave policy.

15.	Deductions from Remuneration

FNDS3000 may not deduct any monies from the Klein’s salary unless the Klein has agreed to this in writing, unless such deduction is a statutory deduction e.g. PAYE /UIF.

16.	Other conditions of Employment:

Klein will undertake to familiarize himself and comply with the FNDS3000’s Policy & Procedures, rules and regulations.

Klein undertakes to act in the best interests of FNDS3000 at all times and to treat all information acquired during the course of his employment with the highest level of confidentiality.

Klein undertakes not to divulge any information to any third party and acknowledge that the failure to adhere to the provisions of this paragraph that results in material harm to FNDS3000 will constitute a breach entitling the FNDS3000 to immediately terminate Klein’s services and/or to recover damages of whatsoever nature that the company may suffer as a result of such breach. This undertaking shall continue indefinitely in respect of information which is confidential and proprietary to the company and it’s customers and the methods of carrying on the business of the company and shall cease only in respect of such information which comes into the public domain.

Klein is required to use his best endeavours to properly conduct, improve, extend, promote, protect and preserve the business interests, reputation and goodwill of the company and carry out your duties in a proper, lawful and efficient manner.

Klein may not hold positions of employment outside of FNDS3000 without its express and written permission.

Any changes to this agreement will only be valid if they are in writing and have been agreed and signed by both parties.

4651 Salisbury Road, Suite #485

Jacksonville, FL 32256

Phone 904-273-2702 — Fax 904-273-7231 — www.FNDS3000.com

Klein represents and declares that any and all statements made and personal data given in connection with this employment are true and accurate.

THUS DONE AND SIGNED BY FNDS3000 CORP AT ATLANTA, GEORGIA, USA ON THIS THIRTIETH DAY OF AUGUST 2010.

JOHN WATSON, EXECUTIVE VICE PRESIDENT, FOR AND ON BEHALF OF FNDS3000 CORP, and

Robert Klein

Witnesses:

NAME

NAME

4651 Salisbury Road, Suite #485

Jacksonville, FL 32256

Phone 904-273-2702 — Fax 904-273-7231 — www.FNDS3000.com